Exhibit 10.1

SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT
This SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT is entered into effective as of March 13, 2014 (this “Agreement”) by and among Ellington Residential Mortgage REIT, a Maryland real estate investment trust (the “Company”), each of the Company’s current Subsidiaries (as defined below), and Ellington Residential Mortgage Management LLC, a Delaware limited liability company (the “Manager”). This Agreement amends, restates and supersedes in all respects that certain Amended and Restated Management Agreement between the Company and the Manager dated as of September 24, 2012.
W I T N E S S E T H:
WHEREAS, the Company is a recently organized Maryland real estate investment trust that specializes in acquiring and managing residential mortgage-backed securities and other mortgage-related assets; and
WHEREAS, the Company holds its assets and conducts its operations through the Subsidiaries; and
WHEREAS, the Company has previously engaged the Manager to manage the Company’s assets, operations and affairs pursuant to an Amended and Restated Management Agreement dated as of September 24, 2012 (the “Original Management Agreement”); and
WHEREAS, the Company and the Manager now wish to amend and restate the Original Management Agreement by entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
1.Definitions.
(a)“Affiliate” shall mean, with respect to any Person, any Person controlling, controlled by, or under common Control with, such Person.
(b)“Agreement” has the meaning assigned in the first paragraph.
(c)“Board of Trustees” means the Board of Trustees of the Company.
(d)“Business Day” means any day except a Saturday, Sunday or day on which banking institutions in New York, New York are not required to be open.
(e)“Business Opportunity” has the meaning assigned in Section 3(c).
(f)“CDO” means a collateralized debt obligation.
(g)“Change of Control” means the occurrence of any of the following:
(i)the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than EMG Holdings or any of its Affiliates; or
(ii)the direct or indirect acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Ellington and its Affiliates, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of or pecuniary interests in the Manager.
(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Code of Conduct” has the meaning assigned in Section 7(g).
(j)“Common Shares” means the common shares of beneficial interest, par value $0.01 per share, of the Company.
(k)“Company” has the meaning assigned in the first paragraph; provided that all references herein to the Company shall, except as otherwise expressly provided herein, be deemed to include the Subsidiaries.
(l)“Company Account” has the meaning assigned in Section 5.
(m)“Company Indemnified Party” has the meaning assigned in Section 11(c).

(n)“Confidential Information” means all non-public information, written or oral, obtained by the Manager in connection with the services rendered hereunder.
(o)“Compliance Policies” means the compliance policies and procedures of Ellington, as in effect from time to time.
(p)“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether by contract, voting equity, legal right or otherwise.
(q)“Cross Transaction” has the meaning assigned in Section 3(d).
(r)“Dedicated Officers” has the meaning assigned in Section (b).
(s)“EARN Investment and Risk Management Committee” has the meaning set forth in Section 7(d).
(t)“Ellington” means Ellington Management Group, L.L.C., a Delaware limited liability company.
(u)“EMG Holdings” means EMG Holdings, L.P., a Delaware limited partnership.
(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(w)“Expenses” has the meaning assigned in Section 9.
(x)“GAAP” means generally accepted accounting principles in effect in the U.S. on the date such principles are applied consistently.
(y)“Governing Instruments” means, with respect to any Person, the charter and bylaws in the case of a corporation, the declaration of trust and bylaws in the case of Maryland real estate investment trust or other business trust, the certificate of limited partnership (if applicable) and partnership agreement in the case of a general or limited partnership or the articles of organization or certificate of formation, as the case may be, and operating agreement in the case of a limited liability company, in each case, as amended, restated or supplemented from time to time.
(z)“Identified Person” has the meaning assigned in Section 3(c).
(aa)“Identified Persons” has the meaning assigned in Section 3(c).
(bb)    “Indemnification Obligations” has the meaning assigned in Section 11(b).
(cc)    “Indemnitee” has the meaning assigned in Section 11(d).
(dd)    “Indemnitor” has the meaning assigned in Section 11(d).
(ee)    “Independent Trustees” means the members of the Board of Trustees who are not officers or employees of the Company, the Manager or Ellington or Ellington’s Affiliates.
(ff)    “Initial Public Offering” means the listing of the Common Shares on the New York Stock Exchange or another national United States securities exchange or national quotation system.
(gg)    “Investments” means the investments of the Company.
(hh)    “Investment Company Act” means the Investment Company Act of 1940, as amended.
(ii)    “Investment Guidelines” means the general criteria, parameters and policies relating to Investments as established by the Board of Trustees, as the same may be modified from time-to-time by the Board of Trustees. The Company’s initial Investment Guidelines are attached hereto as Exhibit A.
(jj)    “Judicially Determined” has the meaning assigned in Section 11(a).
(kk)    “Level One Asset” means any asset deemed to be a “level one” asset for purposes of valuation in accordance with GAAP.
(ll)    “Management Fee Annual Rate” means 1.50%.
(mm)    “Manager” has the meaning assigned in the first paragraph.
(nn)    “Manager Indemnified Party” has the meaning assigned in Section 11(a).
(oo)    “Names” has the meaning assigned in Section 27.
(pp)    “National Securities Exchange” means a national securities exchange upon which the Company’s Common Shares are listed.
(qq)    “Operating Partnership” shall mean Ellington Residential Mortgage LP.
(rr)    “Original Management Agreement” has the meaning assigned in the Recitals.

(ss)    “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
(tt)    “Post-Termination Transition Assistance” has the meaning assigned in Section 14(b).
(uu)    “Principal Transaction” has the meaning assigned in Section 3(e).
(vv)    “Portfolio and Risk Committee” has the meaning assigned in Section 7(d).
(ww)    “Quarterly Management Fee Amount” means, with respect to any fiscal quarter, the product of: (i) the Shareholders’ Equity as of the end of such fiscal quarter, and (ii) one-fourth of the Management Fee Annual Rate. The Quarterly Management Fee Amount shall be pro rated for partial quarterly periods based on the number of days in such partial period compared to a 90 day quarter.
(xx)    “Records” has the meaning assigned in Section 6(a).
(yy)    “REIT” means a “real estate investment trust” as defined under the Code.
(zz)    “Representatives” means collectively the Manager’s Affiliates, officers, directors, employees, agents and representatives.
(aaa)    “Sarbanes Oxley Act of 2002” means the federal statute known as the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
(bbb)    “SEC” means the United States Securities and Exchange Commission.
(ccc)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(ddd)    “Services Agreement” has the meaning assigned in Section 2(c).
(eee)    “Shareholders’ Equity” means, as of the end of any fiscal quarter, (a) the sum of (1) the net proceeds from any issuances of the Company’s Common Shares or other equity securities and the Operating Partnership’s Units or other equity securities (without double counting) since inception, plus (2) the Company’s and the Operating Partnership’s (without double counting) retained earnings calculated in accordance with GAAP at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company or the Operating Partnership has paid to repurchase Common Shares, Units or other equity securities since inception. Shareholders’ Equity excludes (1) any unrealized gains, losses or non-cash equity compensation expenses that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above in each case, after discussions between the Manager and the Independent Trustees and approval by a majority of the Independent Trustees.
(fff)    “Split Price Executions” has the meaning assigned in Section 3(f).
(ggg)    “Subsidiary” means (i) Ellington Residential Mortgage LP, a Delaware limited partnership, (ii) EARN OP GP LLC, a Delaware limited liability company, (iii) EARN Securities LLC, a Delaware limited liability company, (iv) EARN Mortgage LLC, a Delaware limited liability company, (v) EARN CMO LLC, a Delaware limited liability company, (vi) EARN TRS LLC, a Delaware limited liability company, (vii) any partnership, the general partner of which is the Company or any Subsidiary of the Company, (viii) any limited liability company, the managing member of which is the Company or any subsidiary of the Company, and (ix) any other entity, including any direct or indirect subsidiary of the Company, on the date hereof or in the future, of which the Company or any Subsidiary has the power to elect, directly or indirectly, a majority of the board of directors or trustees or equivalent managing body.
(hhh)    “Successor Manager” has the meaning assigned in Section 14(b).
(iii)    “Tax Preparer” has the meaning assigned in Section 7(f).
(jjj)    “Termination Fee” means, with respect to any termination or non-renewal of this Agreement with respect to which payment of the Termination Fee is required under Section 13 of this Agreement, a termination fee equal to five percent (5%) of the Shareholders’ Equity as of the month-end preceding termination.
(kkk)    “Treasury Regulations” means the Procedures and Administration Regulations promulgated by the U.S. Department of Treasury under the Code, as amended.
(lll)    “Units” shall mean units of limited partnership interest in the Operating Partnership.

2.Appointment and Duties of the Manager.
(a)Appointment.  The Company hereby appoints the Manager to manage, operate and administer the assets, operations and affairs of the Company and the Subsidiaries, subject to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board of Trustees, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein in accordance with the provisions of this Agreement.
(b)Duties.  The Manager shall manage, operate and administer day-to-day operations, business and affairs of the Company and the Subsidiaries, subject at all times to the supervision and direction of the Board of Trustees, and shall have only such functions and authority as the Board of Trustees may delegate to it, including, without limitation, the authority identified and delegated to the Manager herein. Without limiting the foregoing, the Manager shall oversee and use commercially reasonable efforts to conduct the Company’s investment activities in accordance with the Investment Guidelines, any risk parameters adopted by the Board of Trustees and other policies adopted and implemented by the Board of Trustees. Subject to the foregoing, the Manager will perform (or cause to be performed) such services and activities relating to the management, operation and administration of the assets, liabilities and business of the Company and the Subsidiaries as is appropriate, including without limitation:
(i)serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other policies and criteria for the other borrowings and the operations of the Company for the approval by the Board of Trustees;
(ii)investigating, analyzing and selecting possible Investment opportunities and originating, acquiring, structuring, financing, retaining, selling, negotiating for prepayment, restructuring or disposing of Investments consistent with the Investment Guidelines;
(iii)with respect to any prospective Investment by the Company and any sale, exchange or other disposition of any Investment by the Company, including the accumulation of assets for securitization, conducting negotiations on the Company’s behalf with sellers and purchasers and their respective agents, representatives and investment bankers, and owners of privately and publicly held real estate companies;
(iv)engaging and supervising, on the Company’s behalf and at the Company’s sole cost and expense, third party service providers who provide legal, accounting, due diligence, transfer agent, registrar, leasing services, master servicing, special servicing, banking, investment banking, mortgage brokerage, real estate brokerage, securities brokerage and other financial services and such other services as may be required relating to the Investments or potential Investments and to the Company’s other business and operations;
(v)coordinating and supervising, on behalf of the Company and at the Company’s sole cost and expense, other third party service providers to the Company;
(vi)serving as the Company’s consultant with respect to arranging for any issuance of mortgage-backed securities from pools of mortgage loans or mortgage backed securities owned by the Company;
(vii)coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with any joint venture or co-investment partners;
(viii)providing executive and administrative personnel, office space and office services required in rendering services to the Company;
(ix)administering the Company’s day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board of Trustees, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
(x)in connection with an Initial Public Offering and the Company’s subsequent, on-going obligations under the Sarbanes Oxley Act of 2002, the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable law, engaging and supervising, on the Company’s behalf and at the Company’s sole cost and expense, third party consultants and other service providers to assist the Company in complying with the requirements of the Sarbanes Oxley Act of 2002, the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable law;
(xi)communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
(xii)counseling the Company in connection with policy decisions to be made by the Board of Trustees;

(xiii)counseling the Company, and when appropriate, evaluating and making recommendations to the Board of Trustees regarding hedging, financing and securitization strategies and engaging in hedging, financing, borrowing and securitization activities on the Company’s behalf, consistent with the Investment Guidelines;
(xiv)counseling the Company regarding the qualification and maintenance of its status as a REIT at such time as the Board of Trustees determines to cause the Company to elect to be treated as a REIT for U.S. federal income tax purposes and thereafter monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the Treasury Regulations;
(xv)counseling the Company regarding the maintenance of the Company’s exclusion from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause the Company to maintain such exclusion from status as an investment company under the Investment Company Act;
(xvi)assisting the Company in developing criteria for asset purchase commitments that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to mortgage loans, real estate, real estate related securities, other real estate related assets, asset-backed securities, non-real estate related assets and real estate operating companies;
(xvii)furnishing reports to the Company or the Board of Trustees regarding the Company’s activities and services performed for the Company or any of its Subsidiaries by the Manager as reasonably requested by the Board of Trustees from time to time to carry out its duty of oversight;
(xviii)monitoring the operating performance of the Investments and providing such periodic reports with respect thereto to the Board of Trustees as the Board of Trustees shall reasonably determine from time to time to be necessary or appropriate for the Board of Trustees to carry out its duty of oversight, including comparative information with respect to such operating performance and budgeted or projected operating results;
(xix)investing or reinvesting any money or securities of the Company (including investing in short-term investments pending investment in other Investments, payment of fees, costs and expenses, or distributions to the Company’s shareholders), and advising the Company as to the Company’s capital structure and capital raising;
(xx)causing the Company to retain, at the sole cost and expense of the Company, qualified independent accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and, from and after such time as the Board of Trustees determines to cause the Company to elect to be treated as a REIT for U.S. federal income tax purposes, compliance with the provisions of the Code and the Treasury Regulations applicable to REITs, and to conduct quarterly compliance reviews with respect thereto;
(xxi)causing the Company and each Subsidiary to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
(xxii)assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act or by a National Securities Exchange;
(xxiii)taking all necessary actions to enable the Company to make required tax filings and reports and compliance with the provisions of the Code, and Treasury Regulations applicable to the Company, including, without limitation, from and after such time as the Board of Trustees determines to cause the Company to elect to be treated as a REIT for U.S. federal income tax purposes, the provisions applicable to the Company’s qualification as a REIT for U.S. federal income tax purposes;
(xxiv)handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations, parameters or directions as may be imposed from time to time by the Board of Trustees;
(xxv)using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Trustees from time to time;
(xxvi)advising on, and obtaining on behalf of the Company, appropriate credit facilities or other financings for the Investments consistent with the Investment Guidelines;
(xxvii)advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxviii)performing such other services as may be required from time to time for management and other activities relating to the Company’s assets as the Board of Trustees shall reasonably request;
(xxix)using commercially reasonable efforts to cause the Company to comply with all applicable laws;
(xxx)negotiating and entering into and executing, on the Company’s behalf, repurchase agreements, interest rate agreements, swap agreements, brokerage agreements, resecuritizations, securitization warehouse facilities and other agreements and instruments required for the Company to conduct the Company’s business;
(xxxi)serving as the Company’s consultant with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Company’s and any Subsidiaries’ investments;
(xxxii)providing the Company with portfolio management;
(xxxiii)arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business; and
(xxxiv)maintaining the Company’s web site.
(c)Services Agreement. The Manager will maintain the services agreement, dated of even date herewith by and between the Manager and Ellington (the “Services Agreement”) pursuant to which Ellington and its Affiliates will continue to provide the Manager the personnel, services and resources as needed by the Manager to enable the Manager to carry out its obligations and responsibilities under this Agreement, including due diligence, asset management and risk management. The Company shall be a named third party beneficiary of the Services Agreement.
(d)Service Providers. The Manager may engage Persons who are non-Affiliates, for and on behalf, and at the sole cost and expense, of the Company to provide to the Company acquisition, disposition, asset management, property management, leasing, financing, development, disposition of real estate and/or similar services customarily provided in connection with the management, operation and administration of a business similar to the business of the Company, pursuant to agreement(s) that provide for market rates and contain standard market terms; provided, that the terms of any such agreement that requires the payment by the Company of fees or expenses that would cause the Company to materially exceed the Company’s most recent annual budget approved by the Board of Trustees shall require the prior approval of a majority of the Independent Trustees and, provided further, that without the prior approval of the Board of Trustees, the Manager shall not be permitted to outsource to a non-Affiliate its responsibility for the ultimate investment acquisition and disposition decisions of the Company and compliance with the Investment Guidelines, any risk parameters and the other policies applicable to the provision of services to the Company by the Manager adopted by the Board of Trustees from time to time.  For the avoidance of doubt, nothing contained in this Section 2(d) shall prohibit or restrict the Manager’s ability to enter into, amend or terminate trading arrangements (including, without limitation, financing arrangements), and agreements and documents ancillary thereto, on behalf of the Company on such terms and conditions as the Manager shall determine in its sole discretion.
(e)Reporting Requirements.
(i)As frequently as the Manager may deem necessary or advisable, or at the reasonable request of the Board of Trustees, the Manager shall prepare, or cause to be prepared, with respect to any Investment (A) reports and other information on the Company’s operations, asset performance and proposed or consummated investments and (B) other information reasonably requested by the Company or the Board of Trustees.
(ii)The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Trustees in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental entity or agency, and shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.
(iii)The Manager shall prepare regular reports for the Board of Trustees to enable the Board of Trustees to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Trustees.
(f)Reliance by Manager.  In performing its duties under this Section 2, the Manager shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) selected, engaged or retained by the Manager with commercially reasonable care, at the Company’s sole cost and expense.
(g)Use of the Manager’s Funds.  The Manager shall not be required to expend money in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 of this Agreement in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by the Manager hereunder.
(h)Payment and Reimbursement of Expenses.  The Company shall pay all expenses, and reimburse the Manager for the Manager’s expenses incurred on its behalf, in connection with any such services to the extent such expenses are payable or reimbursable by the Company to the Manager pursuant to Section 9.
3.Dedication; Other Activities.
(a)Devotion of Time.  The Manager, through Ellington and its Affiliates, will provide a management team (which, at the time of an Initial Public Offering shall include, without limitation, a chief executive officer and president, a chief financial officer (or comparable professional), a chief investment officer or co-chief investment officers, a controller (or comparable professional) and a secretary) along with appropriate support personnel, to deliver the management services to the Company hereunder. The members of such management team may serve more than one role for the Company (i.e. the chief financial officer may also serve as the secretary) and may have other duties and responsibilities for the Manager and its Affiliates, including, but not limited to, with respect to other clients, but such management team members shall devote such of their working time and efforts to the management of the Company as shall be necessary and appropriate for the proper performance of all of the Manager’s duties hereunder, commensurate with the level of activity of the Company from time to time. The Company shall have the benefit of the Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its reasonable judgment, will materially adversely affect the performance of its obligations under this Agreement.
(b)The Manager shall have the obligation to provide to the Company a dedicated or partially dedicated chief financial officer (or comparable professional), and shall have the right, but not the obligation, to provide the Company with a dedicated or partially dedicated controller (or comparable professional), assistant controller, internal legal counsel, investor relations professional, internal audit staff and other dedicated personnel if approved by the independent directors of the Company (such personnel are referred to herein as “Dedicated Officers”). Each Dedicated Officer shall be an employee of the Manager or one of its Affiliates.
(c)Other Activities.  To the fullest extent permitted by law and subject to any other agreements entered into by the Manager, none of the Manager, Ellington or their respective employees, officers, directors, trustees and Affiliates (the “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (w) engaging in or possessing any interest in other investments or business opportunities, including but not limited to business opportunities in dissimilar or the same or similar investments, business activities or lines of business of the Company and its Affiliates or in which the Company or any of its Affiliates may, from time to time, be engaged or propose to engage, including by means of providing advice or other assistance to any such investment, business activity or Person (a “Business Opportunity”), (x) competing with the Company or its Affiliates, (y) pursuing any such Business Opportunity, even if competitive with the investments or business activities of the Company or (z) buying, selling or trading any securities or commodities for their own accounts (including, without limitation taking positions contrary to those of the Company), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its securityholders for a conflict of interest or a breach of any fiduciary or other duty in respect of the Company, its Subsidiaries or its securityholders by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to an Identified Person. Subject to any other agreements entered into by the Manager, in the event that any Identified Person acquires knowledge of a Business Opportunity, such Identified Person shall have no duty to communicate or offer such Business Opportunity to the Company and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders for breach of any duty as an investment adviser, stockholder, director or officer of the Company by reason of the fact that such Identified Person pursues or acquires such Business Opportunity. A Business Opportunity shall not be deemed to be a potential Business Opportunity for the Company if it is a Business Opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no reasonable expectancy. Notwithstanding the foregoing, the Company (i) does not renounce its interest in any Business Opportunity offered to the Manager, Ellington or their respective Affiliates if such opportunity is expressly offered to such person solely in his or her capacity as the Manager of the Company and (ii) the Company shall have the benefit of the Manager’s obligations to it as a client of the Manager pursuant to the Investment Advisers Act of 1940.

(d)Cross Transactions. Cross transactions are transactions between the Company or one of its subsidiaries, on the one hand, and an account (other than the Company or one of its subsidiaries) that is managed or advised by the Manager, Ellington or one of Ellington’s other investment advisory affiliates, on the other hand (each a “Cross Transaction”). The Manager is authorized to execute Cross Transactions for the Company in accordance with applicable law and the Ellington Compliance Policies; provided however that the Manager shall not cause the Company to enter into any Cross Transaction involving any asset other than a Level One Asset which is being crossed at market price as determined by the Manager without the prior written approval of a majority of the Independent Trustees. The Company acknowledges that the Manager has a potentially conflicting division of loyalties and responsibilities regarding each party to a Cross Transaction. The Company may at any time, upon written notice to the Manager, revoke its consent to the Manager to execute Cross Transactions. In addition, unless approved in advance by a majority of the Company’s Independent Trustees or pursuant to and in accordance with a policy that has been approved by a majority of the Company’s Independent Trustees, all Cross Transactions must be effected at then-prevailing market prices.
(e)Principal Transactions. Principal transactions are transactions between the Company or one of its subsidiaries, on the one hand, and the Manager, Ellington, or any of their investment advisory affiliates (or any of the related parties of the foregoing, which includes employees of Ellington and the Manager and their families), on the other hand (each a “Principal Transaction”). The Manager is only authorized to execute Principal Transactions with the prior approval of a majority of the Company’s Independent Trustees and in accordance with applicable law. Such prior approval shall include approval of the pricing methodology to be used, including with respect to assets for which there are no readily available market prices. Certain Cross Transactions may also be considered Principal Transactions whenever the Manager, Ellington or any of their investment advisory affiliates (or any of the related parties of the foregoing, which includes employees of Ellington and the Manager and their families) have a substantial ownership interest in of one of the transacting parties.
(f)Split Price Executions. The Manager is authorized to combine purchase or sale orders on the Company’s behalf together with orders for other accounts managed by the Manager, Ellington or any of their Affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts (collectively, “Split Price Executions”). The Company acknowledges that the Manager has a potentially conflicting division of loyalties and responsibilities regarding each party to a Split Price Execution.
(g)Officers, Employees, Etc.  The Manager’s or its Affiliates’ members, partners, officers, employees and agents may serve as directors, trustees, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as may be amended from time to time, or by any resolutions duly adopted by the Board of Trustees pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or such other Subsidiary, such Persons shall use their respective titles with respect to the Company or such Subsidiary.
(h)The Manager agrees to offer the Company the right to participate in all investment opportunities that the Manager determines, in its reasonable and good faith judgment based on the Company’s investment objectives, policies and strategies, and other relevant factors, are appropriate for the Company, subject to the Company’s Investment Guidelines and the exception that, in accordance with Ellington’s Compliance Policies, the Company might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s or any of its Affiliate’s other clients in all such opportunities. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to other investment companies, funds and advisory accounts. The Manager shall provide to the Company such information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to any investment company, fund or advisory account other than any fund or advisory account which contains only funds invested by the Manager (and not any funds of any of its clients or customers).
(i)The Manager is authorized, for and on behalf, and at the sole cost and expense of the Company, to employ such securities dealers for the purchase and sale of investment assets of the Company as may, in the good faith judgment of the Manager, be reasonably necessary for the best execution of such transactions taking into account all relevant factors, including but not limited to such factors as the policies of the Company, price, dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Manager is authorized to direct the execution of the Company’s portfolio transactions to dealers and brokers furnishing statistical information, research and other services deemed by the Manager to be useful or valuable to the performance of its investment advisory functions. Such services may be used by the Manager in connection with its advisory services for clients other than the Company, and such arrangements may be outside the parameters of the “safe harbor” provided by Section 28(e) of the Exchange Act.

(j)The Company agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file in a timely manner any registration statement required to be filed by the Company or to deliver any financial statements or other reports required to be delivered by the Company. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Trustees or the Independent Trustees, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained; provided that the Manager shall use commercially reasonable efforts to promptly advise the Board of Trustees in writing a reasonable period of time before any requisite approval of the Board of Trustees is required that the Manager is awaiting such approval.
4.Agency; Authority.
(a)Directors, officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Instruments and by this Agreement or any resolutions duly adopted by the Board of Trustees.
(b)In performing the services set forth in this Agreement, and subject to any limitations set forth herein and the supervision and direction of the Board of Trustees generally, the Manager may act as the agent of the Company in originating, acquiring, structuring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Trustees, holders of the Company’s securities or the Company’s representatives or assets.
(c)In performing the services set forth in this Agreement, as an agent of the Company, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, subject in each case to any limitations set forth herein including, without limitation, the Investment Guidelines, and the supervision of the Board of Trustees generally: to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any Investment in a public or private sale; to cause the Company and the Subsidiaries to open trading, clearing and brokerage accounts and other accounts and enter into agreements as shall be necessary or advisable in connection with the Company’s business, operations and investment and trading activities; to execute Cross Transactions; to execute Principal Transactions; to execute Split Price Executions; to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber Investments; to purchase, take and hold Investments subject to mortgages, liens or other encumbrances; to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any Investment, irrespective of by whom the same were made; to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity of any Investments, or to accept a deed in lieu of foreclosure; to join in a voluntary partition of any Investment; to cause to be demolished any structures on any real estate Investment; to cause renovations and capital improvements to be made to any real estate Investment; to abandon any Investment deemed to be worthless; to enter into joint ventures or otherwise participate in investment vehicles investing in Investments; to cause any real estate Investment to be leased, operated, developed, constructed or exploited; to cause the Company to indemnify third parties in connection with contractual arrangements between the Company and such third parties; to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area; to cause any property to be maintained in good state of repair and upkeep; and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance; to use the personnel and resources of its Affiliates in performing the services specified in this Agreement; to hire third party service providers subject to and in accordance with Section 2(d); to designate and engage all third party professionals and consultants to perform services (directly or indirectly) on behalf of the Company or its Subsidiaries, including, without limitation, accountants, legal counsel and engineers; and to take any and all other actions as are necessary or appropriate in connection with the Company’s Investments.
(d)The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.
5.Bank Accounts.
At the direction of the Board of Trustees, the Manager may establish and maintain as an agent on behalf of the Company one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), collect and deposit funds into any such Company Account and disburse funds from any such Company Account, under such terms and conditions as the Board of Trustees may approve. The Manager shall from time-to-time render appropriate accountings of such collections and payments to the Board of Trustees and, upon request, to the auditors of Company or any Subsidiary.

6.Books and Records; Confidentiality.
(a)Books and Records. The Manager shall maintain appropriate books of account, records data and files (including without limitation, computerized material) (collectively, “Records”) relating to the Company and the Investments generated or obtained by the Manager in performing its obligations under this Agreement, and such Records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon one Business Day’s advance written notice. The Manager shall have full responsibility for the maintenance, care and safekeeping of all Records. The Manager agrees that the Records are the property of the Company and the Manager agrees to deliver the Records to the Company upon the written request of the Company.
(b)Confidentiality.  The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder and shall not disclose Confidential Information, in whole or in part, to any Person other than to its Affiliates, officers, directors, trustees, employees, agents or representatives who need to know such Confidential Information for the purpose of rendering services hereunder or with the consent of the Company, except: (i) to Ellington and its Affiliates; (ii) in accordance with the Services Agreement or any advisory agreement contemplated by Section 2 hereunder; (iii) with the prior written consent of the Board of Trustees; (iv) to legal counsel, accountants and other professional advisors; (v) to appraisers, creditors, financing sources, trading counterparties, other counterparties, third party service providers to the Company, and others (in each case, both those actually doing business with the Company and those with whom the Company seeks to do business) in the ordinary course of the Company’s business; (vi) to governmental officials having jurisdiction over the Company; (vii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (viii) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager not resulting from the Manager’s violation of this Section 6(b), (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party without breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The Manager agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.
7.Obligations of Manager; Restrictions.
(a)Internal Control. The Manager shall (i) establish and maintain a system of internal accounting and financial controls designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for each Company Investment on a GAAP basis, (iii) develop accounting entries and reports required by the Company to meet its reporting requirements under applicable laws, (iv) consult with the Company with respect to proposed or new accounting/reporting rules identified by the Manager or the Company and (v) upon the Company becoming subject to annual and quarterly financial reporting obligations under the Exchange Act or in order to comply with the information requirements under Rule 144A under the Securities Act, as applicable, prepare quarterly and annual financial statements as soon as practicable after the end of each such period as may be reasonably requested and general ledger journal entries and other information necessary for the Company’s compliance with applicable laws and in accordance with GAAP and cooperate with the Company’s independent accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Company.
(b)Restrictions.
(i)The Manager acknowledges that the Company intends to conduct its operations so as not to become regulated as an investment company under the Investment Company Act, and agrees to use commercially reasonable efforts to cooperate with the Company’s efforts to conduct its operations so as not to become regulated as an investment company under the Investment Company Act. The Manager shall refrain from any action that, in its reasonable judgment made in good faith, (a) is not in compliance with the Investment Guidelines, (b) would cause the Company to fail to maintain its exclusion from status as an investment company under the Investment Company Act, or (c) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Trustees, the Manager shall promptly notify the Board of Trustees of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments.

(ii)The Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties regarding such assets as may, in the reasonable judgment of the Manager, be necessary and appropriate or as may be advised by the Board of Trustees and consistent with standard industry practice. In addition, the Manager shall take such other action as it deems necessary or appropriate or as may be advised by the Board of Trustees and consistent with standard industry practice with regard to the protection of the Investments.
(iii)The Company shall not invest in joint ventures with the Manager or any Affiliate thereof, unless (a) such investment is made in accordance with the Investment Guidelines and (b) such investment is approved in advance by a majority of the Independent Trustees. For the avoidance of doubt, allocating or splitting of Investments among the Company and other funds, accounts or entities managed by Affiliates of the Manager will not be deemed to be joint ventures.
(c)Board of Trustees Review and Approval. The Board of Trustees will periodically review the Investment Guidelines and the Company’s portfolio of Investments but will not be required to review each proposed Investment; provided that the Company may not, and the Manager may not cause the Company to, acquire any Investment, sell any Investment, or engage in any co-investment that, pursuant to the terms of this Agreement, the Compliance Policies or the Company’s conflicts of interest policy, requires the approval of a majority of the Board of Trustees or Independent Trustees unless such transaction has been so approved. If a majority of the Board of Trustees determine that a particular transaction does not comply with the Investment Guidelines, then a majority of the Board of Trustees will consider what corrective action, if any, is appropriate. The Manager shall have the authority to take, or cause the Company to take, any such corrective action specified by a majority of the Board of Trustees. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence approval of the Board of Trustees with respect to a proposed Investment.
(d)EARN Investment and Risk Management Committee; Portfolio and Risk Committee.  The Manager shall maintain an investment and risk management committee (the “EARN Investment and Risk Management Committee”). The EARN Investment and Risk Management Committee shall advise and consult with the Manager with respect to the Company’s investment policies, investment portfolio holdings, financing and leveraging strategies and the Investment Guidelines. Members of the EARN Investment and Risk Management Committee may meet from time to time with the Board of Trustees or, if established by the Board of Trustees, a Portfolio and Risk Committee of the Board of Trustees (the “Portfolio and Risk Committee”), to review and discuss the Company’s investment policies, investment portfolio holdings, hedging positions and strategies, financing and leveraging strategies and any risk parameters.
(e)Insurance.  The Manager, or Ellington on behalf of the Manager, shall obtain, as soon as reasonably practicable, and shall thereafter maintain “errors and omissions” insurance coverage and such other insurance coverage which is customarily carried by managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.
(f)Tax Filings. The Manager shall (i) assemble, maintain and provide to the firm designated by the Company to prepare tax returns on behalf of the Company and its subsidiaries (the “Tax Preparer”) information and data required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or obligations of the Company and its subsidiaries and supervise the preparation and filing of such tax returns, the conduct of such audits, examinations or proceedings and the prosecution or defense of such rights, (ii) provide factual data reasonably requested by the Tax Preparer or the Company with respect to tax matters, (iii) assemble, record, organize and report to the Company data and information with respect to the Investments relative to taxes and tax returns in such form as may be reasonably requested by the Company, (iv) supervise the Tax Preparer in connection with the preparation, filing or delivery to appropriate persons, of applicable tax information reporting forms with respect to the Investments and the Common Shares (including, without limitation, information reporting forms, whether on Form 1099 or otherwise with respect to sales, interest received, interest paid, dividends paid and other relevant transactions); it being understood that, in the context of the foregoing, the Company shall rely on its own tax advisers in the preparation of its tax returns and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting the Manager’s obligation to provide the information, data, reports and other supervision and assistance provided herein, the Manager will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.
(g)The Manager agrees to be bound by the Company’s code of conduct policies, insider trading policies and other compliance and governance policies and procedures applicable to the Manager and its officers, directors, members and employees that are adopted from time-to-time by the Board of Trustees (if any), including those required under the Exchange Act, the Securities Act, or by National Securities Exchange (collectively, the “Code of Conduct”), to require the employees of Ellington who provide services to the Company, and to use commercially reasonable efforts to cause any Persons who provide services to the Company or are involved in the business and affairs of the Company, to comply with the provisions of such Code of Conduct that the Manager reasonably deems to be applicable to such person’s activities in connection with the performance of such services hereunder in accordance with the terms of such provisions or such comparable policies as shall in substance hold such Persons to at least the standards of conduct set forth in any such Code of Conduct in accordance with its terms.
8.Compensation.
(a)Management Fee. With respect to each fiscal quarter commencing with the quarter in which this Agreement is executed, the Manager shall receive a management fee equal to the Quarterly Management Fee Amount. Within 45 days following the last day of each fiscal quarter, the Manager shall make available the quarterly calculation of the management fee to the Company with respect to such quarter, and the Company shall pay the Manager the management fee for such quarter in cash within 15 Business Days thereafter; provided, however, that such management fee may be offset by the Company against amounts due to the Company by the Manager.
(b)Notwithstanding the provisions of Section 8(a), in the event that the Company acquires or invests in (i) any equity of a CDO at issuance that is managed, structured or originated by Ellington, the Manager or any of their Affiliates, (ii) any investment fund, account or other investment that is managed, structured or originated by Ellington, the Manager or any of their Affiliates or (iii) a participating interest at issuance in the debt securities of an issuer of debt for which Ellington, the Manager or any of their Affiliates has received a management fee, an origination fee or a structuring fee, then in each such case the Quarterly Management Fee Amount payable by the Company to the Manager will in the aggregate be reduced by (or the Manager will otherwise rebate to the Company) an amount equal to the portion of any management fees, origination fees or structuring fees payable to the Manager, Ellington or their Affiliates that is allocable to the Company’s equity investment or participating interest, as the case may be, in such CDO, investment fund, other investment or debt securities for the same periods.
(c)For the avoidance of doubt, the fee paid by the Manager under the Services Agreement or any other subadvisory agreement (if any) shall not constitute an expense reimbursable by the Company under this Agreement or otherwise.
9.Expenses.
The Company shall bear all of its operating expenses and shall reimburse the Manager for expenses of the Manager incurred on behalf of the Company, except those specifically required to be borne by the Manager under this Agreement; provided, however, that any such costs and expenses borne by the Manager in respect of compensation payable to Affiliates of the Manager to be reimbursed by the Company are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arms-length basis. The Manager may only be reimbursed by the Company for expenses incurred by Ellington pursuant to the Services Agreement to the extent that such expenses would be reimbursable expenses in accordance with this Section 9 if incurred by the Manager. The expenses required to be borne by the Company include, but are not limited to:
(a)issuance and transaction costs incident to the acquisition, ownership, disposition and financing of Investments including but not limited to brokerage commissions, expenses relating to short sales, clearing and settlement charges, custodial fees, bank service fees, interest expense, withholding and transfer fees, taxes, research related expenses, third party valuation and pricing services, professional and consulting fees (including, without limitation, expenses of consultants and experts) relating to Investments and other expenses related to the purchase or sale of the Investments);
(b)legal, regulatory, compliance, tax, accounting, consulting, auditing, administrative fees and expenses and fees and expenses for other similar services rendered to the Company by third-party service providers retained by the Manager;
(c)the compensation and expenses of the Company’s directors and/or trustees and the cost of liability insurance to indemnify the Company’s directors and/or trustees and officers;
(d)the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing costs, etc.);
(e)expenses associated with securities offerings of the Company, including an Initial Public Offering;
(f)expenses relating to the payment of distributions;
(g)expenses connected with communications to holders of the Company’s securities in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of the Exchange Act, the SEC and other governmental bodies;
(h)transfer agent, registrar and exchange listing fees;
(i)the costs of printing and mailing proxies, reports and other materials to the Company’s stockholders;
(j)costs associated with any research, data, data services, computer software or hardware, electronic equipment, or purchased information technology services from third party vendors;

(k)reasonable costs and out of pocket expenses incurred on the Company’s behalf by directors, trustees, officers, employees or other agents of the Manager for travel in connection with the services provided hereunder;
(l)the Company’s allocable share of any costs and expenses incurred by the Manager or its Affiliates with respect to market information systems and publications, research publications and materials;
(m)settlement, clearing, trade confirmation and reconciliation, and custodial fees and expenses;
(n)all taxes and license fees;
(o)all insurance costs incurred with respect to insurance policies obtained in connection with the operation of the Company’s business, including but not limited to insurance covering activities of the Manager and its employees relating to the performance of the Manager’s duties and obligations under this Agreement;
(p)costs and expenses incurred in contracting with third parties for the servicing and special servicing of assets of the Company;
(q)all other actual out of pocket costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;
(r)any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;
(s)the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, all taxes and license fees and all insurance costs incurred on the Company’s behalf relating to the Company’s activities;
(t)expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained expressly for the Company and separate from offices of the Manager and reasonably required for the Company’s operation;
(u)following an Initial Public Offering, the costs of the wages, salaries and benefits incurred by the Manager with respect to any Dedicated Officers that the Manager elects to provide to the Company pursuant to Section 3(b) above; provided that (A) if the Manager elects to provide a partially dedicated Dedicated Officer rather than a fully dedicated Dedicated Officer, the Company shall be required to bear only a pro rata portion of the costs of the wages, salaries and benefits incurred by the Manager with respect to such personnel based on the percentage of their working time and efforts spent on matters related to the Company and (B) the amount of such wages, salaries and benefits paid or reimbursed with respect to the Dedicated Officers shall be subject to the approval of the Compensation Committee of the Board of Trustees;
(v)costs associated with the Company’s marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;
(w)costs of maintaining the Company’s web site; and
(x)all other costs and expenses approved by the Board of Trustees (collectively, “Expenses”).
Other than as expressly provided above, the Company will not be required to pay any portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates. In particular, the Manager is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees, other than as described in Section 9(u) above.
To the extent the Manager (or Ellington pursuant to the Services Agreement) incurs any expense in connection with the performance of its duties and obligations hereunder (or under the Services Agreement) which (x) benefits the Company and any other funds, entities or accounts that are managed by an Affiliate of the Manager or Ellington and (y) is reimbursable by the Company under this Agreement, such expense shall be allocated among the Company and such other funds, entities or accounts in a manner determined in good faith by the Manager to reflect the relative benefits to the Company and such funds, entities or accounts resulting from such expense, including, for example, in the case of an expense related to a particular asset, in proportion to the amount of each entity’s investment in such asset and, in the case of most other expenses, in proportion to the relative net asset values of the entities that are benefited.
Subject to any required Board of Trustees approval, the Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of non-Affiliate third party accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the

Manager deems necessary or advisable in connection with the management and operations of the Company in accordance with the authorities granted to the Manager pursuant to this Agreement. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
10.Expense Reports and Reimbursements.
(a)The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company incurred during each fiscal quarter, including the costs and expenses to be reimbursed by the Company, and deliver the same to the Company within 60 days following the end of the applicable fiscal quarter. Such expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company within 60 days following delivery of the expense statement by the Manager; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company from the Manager.
(b)Any costs and expense reimbursements by the Company in accordance with Section 10(a) shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. In connection therewith, the Manager shall prepare and deliver to the Company within 30 days after the conclusion of each such annual audit, a list of adjustments made as a result of, or in preparation for, the audit. The Board of Trustees shall determine, within 30 days after receipt of such list, whether funds should be refunded by the Manager to the Company or paid by the Company to the Manager, or if any accruals for the next fiscal year should be adjusted, provided, however, that if the Manager owes a refund to the Company, such amount may be offset by the Company against the next installment of the Quarterly Management Fee Amount due hereunder.
(c)The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
11.Limits of Manager Responsibility; Indemnification.
(a)Pursuant to this Agreement, the Manager will not assume any responsibility other than to render the services called for hereunder in good faith and will not be responsible for any action of the Board of Trustees in following or declining to follow its advice or recommendations. The Manager, Ellington, EMG Holdings, each of their respective Affiliates and the officers, directors, trustees, members, shareholders, partners, managers, EARN Investment and Risk Management Committee members, employees, agents, successors and assigns of any of them (each, a “Manager Indemnified Party”) shall not be liable to the Company for any acts or omissions by the Manager Indemnified Party arising out of or in connection with the Company or pursuant to the performance of the Manager’s duties and obligations under this Agreement, except by reason of acts or omissions found by a court of competent jurisdiction (“Judicially Determined”) to be due to the bad faith, gross negligence, willful misconduct, fraud or reckless disregard of duties by the Manager Indemnified Party. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11 shall not be construed so as to provide for the exculpation of any Manager Indemnified Party for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 11 to the fullest extent permitted by law.
(b)To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Manager Indemnified Party from and against any and all costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines and settlements (collectively, “Indemnification Obligations”) suffered or sustained by such Manager Indemnified Party by reason of (i) any acts or omissions or alleged acts or omissions arising out of or in connection with the Company or performed by a Manager Indemnified Party in good faith and in accordance with or pursuant to the Manager’s duties and obligations under this Agreement (including, for the avoidance of doubt, the Post-Termination Transition Assistance) and (ii) any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Manager Indemnified Party may be involved, as a party or otherwise, arising out of or in connection with such Manager Indemnified Party’s acts or omissions performed in good faith and in accordance with or pursuant to this Agreement (including, for the avoidance of doubt, the Post-Termination Transition Assistance), except to the extent such Indemnification Obligations constitute such Manager Indemnified Party’s bad faith, gross negligence, willful misconduct or fraud or material breach or violation or reckless disregard of the Manager’s duties and obligations under this Agreement. The termination of a proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Manager Indemnified Party’s conduct constituted bad faith, gross negligence, willful misconduct or fraud. For the avoidance of doubt, none of the Manager Indemnified Parties will be liable for (i) trade errors that may result from ordinary negligence that are otherwise taken in good faith and in accordance with or pursuant to this Agreement, such as errors in the investment-decision process (e.g. a transaction was effected in violation of the Company’s Investment Guidelines) or in the trade process (e.g. a buy order was entered instead of a sell order or the wrong security was purchased or sold or the security was purchased or sold at the wrong price), or (ii) acts or omissions of any Manager Indemnified Party made or taken in accordance with written advice provided to the Manager Indemnified Parties by specialized, reputable, professional consultants selected, engaged or retained by the Manager, Ellington, EMG Holdings and their Affiliates with commercially reasonable care, including without limitation counsel, accountants, investment bankers, financial advisers, and appraisers, that are otherwise take in good faith and in accordance with or pursuant to this Agreement; provided that such advice relates to matters which are not customarily the expertise of an investment manager providing services substantially similar to those to be provided pursuant to this Agreement, or that such advice relates to matters about which such an investment manager would customarily seek such advice in the ordinary course of business other than, in the case of clauses (i) and (ii), if such Indemnification Obligations are constitute such Manager Indemnified Party’s bad faith, gross negligence, willful misconduct or fraud or material breach or violation or reckless disregard of the Manager’s duties and obligations under this Agreement. Notwithstanding the foregoing, no provision of this Agreement will constitute a waiver or limitation of the Company’s rights under federal or state securities laws.
(c)To the fullest extent permitted by law, the Manager hereby agrees to indemnify the Company and its Subsidiaries and each of their respective directors, trustees, officers, employees and managers (each a “Company Indemnified Party”) with respect to all Indemnification Obligations suffered or sustained by such Company Indemnified Party by reason of (i) acts or omissions or alleged acts or omissions of the Manager constituting bad faith, willful misconduct or gross negligence of the Manager, Ellington or their respective officers or employees or the reckless disregard of the Manager’s duties under this Agreement or (ii) claims by Ellington’s or the Manager’s employees relating to the terms and conditions of their employment with Ellington or the Manager.
(d)The party seeking indemnity (“Indemnitee”) will promptly notify the party against whom indemnity is claimed (“Indemnitor”) in writing of any claim for which it seeks indemnification, which notice shall include all documents and information in the possession of or under the control of such Indemnitee reasonably necessary for the evaluation and/or defense of such claim and shall specifically state that indemnification for such claim is being sought under this section; provided, however, that the failure to so notify the Indemnitor will not relieve Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that, Indemnitor notifies Indemnitee of its election to assume such defense and settlement within (30) days after the Indemnitee gives the Indemnitor notice (together with such documents and information from such Indemnitee) of the claim. In such case the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to Indemnitee, Indemnitee will (i) have the right to approve Indemnitor’s counsel (which approval will not be unreasonably withheld or delayed), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnitee is entitled pursuant to this section to elect to defend and control such action or claim, by counsel of its own choosing and so elects, then the Indemnitor shall be responsible for any good faith settlement of such claim or action entered into by such Indemnitee.
(e)Reasonable expenses (including attorney’s fees) incurred by an Indemnitee in defense or settlement of a claim that may be subject to a right of indemnification hereunder may be advanced by the Company to such Indemnitee as such expenses are incurred prior to the final disposition of such claim; provided that, Indemnitee undertakes to repay such amounts if it shall be determined by a court of competent jurisdiction that Indemnitee was not entitled to be indemnified hereunder.
(f)The Indemnitee shall use commercially reasonable efforts to seek recovery under any insurance policies by which such Indemnitee is covered and if such Indemnitee recovers any amounts under any insurance policies, it shall be offset against the amount owed by the Indemnitor; provided such efforts to seek such recovery shall not be deemed a condition precedent to payment of indemnification hereunder. If the Indemnitee fails to seek such recovery, the Indemnitor shall be subrogated to the rights of the Indemnitee under any applicable insurance policy of the Indemnitee, and shall be entitled to recover under such policy up to the amount owed or paid by the Indemnitor to the Indemnitee.
(g)The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.
12.No Joint Venture.
The Company and the Manager are not partners or joint venturers with each other and nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

13.Term; Termination.
(a)Term.  This Agreement shall remain in full force until the fifth (5th) anniversary of the date of the Original Management Agreement, unless terminated by the Company or Manager as set forth below, and shall be renewed automatically for successive one year periods thereafter, until this Agreement is terminated in accordance with the terms hereof.
(b)Non-Renewal.  Either party may elect not to renew this Agreement at the expiration of the initial term or any renewal term for any or no reason by notice to the other party at least 180 days, but not more than 270 days, prior to the end of the term. Upon a non-renewal of this Agreement by the Company pursuant to this section, the Company will pay the Manager the Termination Fee.
(c)Termination by the Company for Cause. At the option of the Company and at any time during the term of this Agreement, this Agreement shall be and become terminated upon 30 days’ written notice of termination from the Company to the Manager, without payment of the Termination Fee, if any of the following events shall occur:
(i)the Manager, its assignees or Ellington shall commit a material breach of any provision of this Agreement (including the failure of the Manager to use commercially reasonable efforts to comply with the Company’s Investment Guidelines), which such material breach continues uncured for a period of 30 days after written notice of such breach;
(ii)the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary or acts, or fails to act, in a manner constituting willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any such act or omission is committed by one or more employees of the Manager taken without the complicity of the Manager, Ellington, any of their Affiliates or their respective directors or principals, the Company shall not have the right to terminate this Agreement if (A) such employees have been terminated within 30 days after the Manager’s actual knowledge of such act or omission, and (B) such employees or Ellington has, within 30 days after the Manager’s actual knowledge of such act or omission, made the Company whole for any loss arising from such act or omission and has otherwise cured the damage caused by such act or omission;
(iii)the Manager, Ellington or any Affiliate of Ellington involved in providing services to the Company is convicted of, or pleads nolo contendere to, a felony violation of any U.S. securities laws;
(iv)(A) the Manager or Ellington shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Manager or Ellington shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Manager or Ellington any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 90 days; or (C) the Manager or Ellington shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) the Manager or Ellington shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(v)upon a Change of Control of the Manager; or
(vi)the Manager shall fail to provide adequate or appropriate personnel necessary for the Manager to originate investment opportunities for the Company and to manage and develop the Company’s portfolio; provided, that such default has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied; and provided further, that if Ellington and its Affiliates (A) manage or sub-advise at least $2 billion in net assets under management or (B) employ at least 50 employees, then the Manager will be deemed to have adequate and appropriate personnel.
(d)Termination by the Company Based on Performance. The Board of Trustees will review the Manager’s performance annually at the Board’s regularly scheduled meeting during the Company’s first fiscal quarter, and, within 30 days after such Board meeting, this Agreement may be terminated, pursuant to the delivery of notice as specified in this Section 13(d) below, upon either the affirmative vote of at least two-thirds of the members of the Board of Trustees or the affirmative vote of the holders of at least a majority of the outstanding Common Shares, based upon unsatisfactory performance by the Manager that is materially detrimental to the Company or a determination by the Independent Trustees that the management fees payable to the Manager hereunder are not fair, subject to the Manager’s right to prevent such a termination by accepting a mutually acceptable reduction of such management fees. The Company must provide at least 60 days’, but not more than 120 days’, prior notice to the Manager of any termination under this Section 13(d). Upon a termination of this Agreement pursuant to this Section 13(d), the Company will pay the Manager the Termination Fee.

(e)Termination by Manager.
(i)The Manager may terminate this Agreement effective upon 60 days prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 13(e)(i).
(ii)The Manager may terminate this Agreement in the event that the Company becomes regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event. The Company is not required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 13(e)(ii).
14.Action Upon Termination or Expiration of Term.
(a)From and after the effective date of termination or assignment of this Agreement pursuant to Sections 13 and 15 herein, the Manager shall not, subject to Section 14(b) below, be entitled to compensation for further services under this Agreement but shall be paid all compensation and reimbursable Expenses accruing to the date of termination, and the Termination Fee, if applicable. For the avoidance of doubt, if the date of termination occurs other than at the end of a fiscal quarter, compensation to the Manager accruing to the date of termination shall also include: management fees equal to the Quarterly Management Fee Amount for such final fiscal quarter, taking into account only the portion of such final fiscal quarter that this Agreement was in effect, and with appropriate adjustments to all relevant definitions. Upon such termination or expiration, the Manager shall reasonably promptly:
(i)after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company or any Subsidiary pursuant to this Agreement;
(ii)deliver to the Board of Trustees a full accounting, including a statement showing all payments collected and all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees with respect to the Company and through the termination date; and
(iii)deliver to the Board of Trustees all property and documents of the Company and any Subsidiary then in the Manager’s possession or custody or under its control; provided, however, that the Manager shall have the right to retain copies of any documents and records solely to the extent necessary to comply with the bona fide record retention policy of Ellington or any regulations applicable to it.
(b)In connection with any termination of this Agreement pursuant to Section 13, the Manager shall use reasonable efforts to cooperate with the Company or any persons or entity designated by the Board of Trustees to succeed the Manager as the manager of the Company (a “Successor Manager”) to accomplish an orderly transfer of the operation and management of the Company and its investment activities to such Successor Manager. For a period of thirty (30) days after the effective date of any termination of this Agreement pursuant to Section 13, the Manager shall be available, through its officers, during normal business hours and not to exceed a total of 15 hours during any week within such 30 day period, to answer questions from and consult with the Company or designated representatives of any Successor Manager with respect to the Company’s business, operations and investment activities during the period prior to the termination (“Post-Termination Transition Assistance”). The Manager shall receive payment of a cash fee for any time spent providing Post-Termination Transition Assistance in an amount equal to $500 per hour. Notwithstanding anything in this Section 14(b) to the contrary, the definition of Post-Termination Transition Assistance shall not include any of the Manager’s responsibilities pursuant to Section 14(a), and the Manager shall not be compensated for any time spent by the Manager’s officers to comply with Section 14(a).
15.Assignment.
The Manager may not assign its duties under this Agreement unless such assignment is consented to in writing by a majority of the Company’s Independent Trustees. However, the Manager may assign to one or more of its Affiliates performance of any of its responsibilities hereunder without the approval of the Company’s Independent Trustees so long as the Manager remains liable for any such Affiliate’s performance hereunder and such assignment does not require the Company’s approval under the Investment Advisers Act of 1940. Any permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the manager.
16.Release of Money or other Property Upon Written Request.

The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or any Subsidiary, and the Manager’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. Upon delivery of such money or other property to the Company, the Manager, Ellington, EMG Holdings and their Affiliates, directors, trustees, officers, managers, members and employees will not be liable to the Company, any Subsidiary, the Manager or any of their directors, trustees, officers, members, shareholders, managers, employees, owners or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof. The Company shall indemnify the Manager, Ellington, EMG Holdings and their Affiliates, officers, directors, EARN Investment and Risk Management Committee members, partners, members, employees, agents and successors and assigns against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 16. Indemnification pursuant to this Section 16 shall be in addition to any right of the Manager to indemnification under Section 11.
17.Notices.
Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission but only if such transmission is confirmed, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

The Company and any of the Subsidiaries:	Ellington Residential Mortgage REIT 53 Forest Avenue - Suite 301 Old Greenwich, CT 06870 Attn: Chief Executive Officer Facsimile: 203-698-0869
With a copy to: Ellington Management Group, L.L.C. 53 Forest Avenue - Suite 301 Old Greenwich, CT 06870 Attn: Legal Department Facsimile: 203-698-0869
The Manager:	Ellington Residential Mortgage Management LLC 53 Forest Avenue - Suite 301 Old Greenwich, CT 06870 Attn: Chief Executive Officer Facsimile: 203-698-0869
With a copy to: Ellington Management Group, L.L.C. 53 Forest Avenue - Suite 301 Old Greenwich, CT 06870 Attn: General Counsel Facsimile: 203-698-0869

Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.
18.Binding Nature of Agreement; Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
19.Entire Agreement; Amendments.
This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified, supplemented or amended other than by an agreement in writing signed by the parties hereto.
20.Governing Law; Jurisdiction.
This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to such state’s laws and principles regarding the conflict of interest laws (other than Section 5-1401 of the general obligations Law of the State of New York). Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the borough of Manhattan or the United States District Court located in the Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed, for the purpose of any action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court.
21.Waiver of Jury Trial.
Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and, therefore, each such party hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in respect to any action directly or indirectly arising out of, under or in connection with or relating to this Agreement or the transactions contemplated by this Agreement.
22.Indulgences, Not Waivers.
Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
23.Titles Not to Affect Interpretation.
The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.
24.Execution in Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
25.Severability.
The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
26.Principles of Construction.
Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.
27.Use of Name.
The Company acknowledges that it has adopted its name “Ellington Residential Mortgage REIT” and the name of its subsidiary, “Ellington Residential Mortgage LP” (together, the “Names”) through the permission of the Manager. The Manager hereby grants a non-exclusive, non-sublicensable, non-transferable license to the Company and its Subsidiaries of the Names for only so long as the Manager serves as the manager of the Company. If the Manager or any successor to its business shall cease to furnish services to the Company under this Agreement or a similar contractual agreement, for any reason whatsoever, the Company at its own expense, shall as promptly as practicable, (i) take such action as is necessary to change the Company’s name, and the name of any Subsidiary, to remove any reference to “Ellington” or any name, mark or logo type derived from it and (ii) cease to use the Names in any manner, including, but not limited to, use in any sales literature or promotional material, or in any manner reasonably indicating that the Company is managed by or otherwise associated with the Manager. The Company agrees to indemnify and hold harmless the Manager, Ellington, EMG Holdings and their Affiliates from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorney’s fees and disbursements, which may arise out of the Company’s use or misuse of the Names or out of any breach of or failure to comply with this Section 27. The above license covers the Names in its entirety and its use as a trademark and service mark. If the Company or its Subsidiaries wish to use (i) any derivation or combination of the Names or (ii) the Names as a corporate name, domain name, logo or social media identifier, it shall procure the prior written consent of the Manager, which shall not be unreasonably withheld.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:
ELLINGTON RESIDENTIAL MORTGAGE REIT
By:	/s/ Laurence Penn
Name: Laurence Penn
Title: Executive Vice President

THE SUBSIDIARIES:
ELLINGTON RESIDENTIAL MORTGAGE LP
By: EARN OP GP LLC, its general partner
By:	/s/ Laurence Penn
Name: Laurence Penn
Title: Authorized Representative

EARN SECURITIES LLC
By:	/s/ Laurence Penn
Name: Laurence Penn
Title: Authorized Representative

EARN MORTGAGE LLC
By:	/s/ Laurence Penn
Name: Laurence Penn
Title: Authorized Representative

EARN CMO LLC
By:	/s/ Laurence Penn
Name: Laurence Penn
Title: Authorized Representative

EARN TRS LLC
By:	/s/ Laurence Penn
Name: Laurence Penn
Title: Authorized Representative

THE MANAGER:
ELLINGTON RESIDENTIAL MORTGAGE MANAGEMENT LLC
By:	/s/ Laurence Penn
Name: Laurence Penn
Title: Executive Vice President

[Signature Page to Management Agreement]

Exhibit A
INVESTMENT GUIDELINES OF ELLINGTON RESIDENTIAL MORTGAGE REIT
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Amended and Restated Management Agreement, dated as of March 13, 2014, as may be amended from time to time (the “Management Agreement”), by and among Ellington Residential Mortgage REIT (the “Company”), the Company’s Subsidiaries and Ellington Residential Mortgage Management LLC (the “Manager”).

1.
From and after such time as the Board of Trustees determines to cause the Company to elect to be treated as a REIT for U.S. federal income tax purposes, no investment shall be made that would cause the Company to fail to qualify as a REIT under the Internal Revenue Code of 1986, as amended;

2.
For so long as the Company is treated as a partnership for U.S. federal income tax purposes, any investment or activity that is expected to produce income that would not be “qualifying income” within the meaning of Section 7704(d) of the Code shall be conducted through a taxable corporate subsidiary of the Company;

3.	No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act;

4.
The Company shall not enter into Cross Transactions, Principal Transactions or Split Price Executions with the Manager or any of its Affiliates unless (i) such transaction is otherwise in accordance with these guidelines and the Management Agreement and (ii) the terms of such transaction are at least as favorable to the Company as to the Manager or such Affiliate (as applicable);

5.
Any proposed material investment that is outside those targeted or other asset classes or targeted platforms or opportunities mentioned or otherwise described in or contemplated by any prospectus used in an Initial Public Offering or other disclosure package used in connection with any securities offering by the Company must be approved by at least a majority of the Independent Trustees.

These investment guidelines may be changed by the Company’s board of trustees without the approval of its shareholders.

Exhibit A-1